SHARE EXCHANGE AGREEMENT

by and among

Luboa group, inc.

Bangtong technology international LIMITED

and

THE SHAREHOLDERS OF

Bangtong technology international LIMITED

Dated as of April 1, 2019

TABLE OF CONTENTS

ARTICLE I Exchange of Shares		1
1.1.	Share Exchange.	1
1.2.	Closing.	1
ARTICLE II Representations and Warranties of the Shareholders		2
2.1.	Good Title.	2
2.2.	Organization.	2
2.3.	Power and Authority.	2
2.4.	No Conflicts.	2
2.5.	Litigation.	2
2.6.	No Finder’s Fee.	2
2.7.	Purchase Entirely for Own Account.	2
2.8.	Available Information.	3
2.9.	Non-Registration.	3
2.10.	Restricted Securities.	3
2.11.	Legends.	3
2.12.	Additional Legend.	4
2.13.	Accredited Investor or Non-U.S. Person.	4
ARTICLE III Representations and Warranties of Bangtong International		5
3.1.	Organization, Standing and Power.	5
3.2.	Subsidiaries; Affiliated Entity; Equity Interests.	5
3.3.	Capital Structure.	6
3.4.	Authority; Execution and Delivery; Enforceability.	6
3.5.	No Conflicts; Consents.	6
ARTICLE IV Representations and Warranties of LBAO		7
4.1.	Organization, Standing and Power.	7
4.2.	Subsidiaries; Equity Interests.	7
4.3.	Capital Structure.	7
4.4.	Authority; Execution and Delivery; Enforceability.	8
4.5.	No Conflicts; Consents.	8
ARTICLE V Termination		8
5.1.	Termination of Agreement.	8
5.2.	Effect of Termination.	9
ARTICLE VI Conditions to Closing		9
6.1.	Bangtong International and Shareholders Conditions Precedent.	9
6.2.	LBAO Conditions Precedent.	10
ARTICLE VII Covenants		11
7.1.	Blue Sky Laws.	11
7.2.	Fees and Expenses.	11
7.3.	Filing of Super 8-K.	11
7.4.	Continued Efforts.	11
7.5.	Conduct of Business.	11
ARTICLE VIII Miscellaneous		12
8.1.	Notices.	12
8.2.	Amendments; Waivers; No Additional Consideration.	12
8.3.	Replacement of Securities.	12
8.4.	Remedies.	13
8.5.	Independent Nature of Shareholders’ Obligations and Rights.	13
8.6.	Limitation of Liability.	13
8.7.	Interpretation.	13
8.8.	Severability.	14
8.9.	Counterparts; Electronic Execution.	14
8.10.	Entire Agreement; Third Party Beneficiaries.	14
8.11.	Governing Law.	14
8.12.	Assignment.	14

Annex A	Schedule of Shares Exchanged

i

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of April 1, 2019, is made and entered into by and among Luboa Group, Inc., a Nevada corporation (“LBAO”), Bangtong Technology International Limited, a Seychelles International Business Company (“Bangtong International”), and the shareholders of Bangtong International identified on Annex A hereto (each, a “Shareholder” and together the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

A. Bangtong International has 72,720,000 shares (“Ordinary Shares”), $0.0001 par value per share outstanding (the “Bangtong International Shares”), all of which are held by the Shareholders. Each Shareholder is the record and beneficial owner of the Bangtong International Shares set forth opposite such Shareholder’s name on Annex A hereto. Each Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) Bangtong International Shares in exchange for an aggregate, collectively for all Shareholders, of 100,000,000 newly issued shares of the common stock, $0.001 par value per share, of LBAO (the “Common Stock”) that will, in the aggregate, constitute approximately 89.6% of the issued and outstanding capital stock of LBAO on a fully diluted basis as of and immediately after the Closing (as defined below). The number of shares of Common Stock to be received by each Shareholder is listed opposite each such Shareholder’s name on Annex A. The aggregate number of shares of Common Stock that is reflected on Annex A is referred to herein as the “Shares.”

B. The Board of Directors of each of LBAO and Bangtong International has determined that it is desirable to effect this share exchange.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Shares

1.1. Share Exchange. At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to LBAO its Bangtong International Shares free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances (collectively, “Liens”), in exchange for the Common Stock listed on Annex A opposite such Shareholder’s name.

1.2. Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place on the business day on which the conditions to the Closing set forth in Sections 6.1 and 6.2 below are satisfied or waived, or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II

Representations and Warranties of the Shareholders

Each of the Shareholders hereby severally (and not jointly) represents and warrants to LBAO with respect to itself, as follows.

2.1. Good Title. The Shareholder is the record and beneficial owner, and has good title to its Bangtong International Shares as specified on Annex A, with the right and authority to sell and deliver such Bangtong International Shares. Upon delivery of the certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of LBAO as the new owner of such Bangtong International Shares in the share register of Bangtong International, LBAO will receive good title to such Bangtong International Shares, free and clear of all Liens.

2.2. Organization. The Shareholder, if an entity, is duly organized and validly existing in its jurisdiction of organization.

2.3. Power and Authority. The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

2.4. No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Entity”) under any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree (collectively, “Laws”); (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.5. Litigation. There is no pending proceeding against the Shareholder that involves the Bangtong International Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6. No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the Shareholder.

2.7. Purchase Entirely for Own Account. The Shareholder is acquiring the Shares proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Shares, except in compliance with applicable securities laws.

2.8. Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in LBAO and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Common Stock.

2.9. Non-Registration. The Shareholder understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Shares in accordance with LBAO’s articles of incorporation or bylaws or the laws of its jurisdiction of incorporation.

2.10. Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S Promulgated under the Securities Act. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.11. Legends. It is understood that the Shares will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12. Additional Legend. Additionally, the Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.13. Accredited Investor or Non-U.S. Person.

(a) If the Shareholder is a U.S. Person as defined in Rule 902 of Regulation S under the Securities Act, the Shareholder represents and warrants that he, she or it is an Accredited Investor as that term is defined in Rule 501 of Regulation D under the Securities Act.

(b) If the Shareholder is not a U.S. Person, the Shareholder represents, warrants, acknowledges, and covenants that: (a) he, she or it is not a U.S. Person as that term is defined in Rule 902 of Regulation S under the Securities Act; and (b) the Shares are being offered and sold in reliance on the exemptions from the registration requirements of the Securities Act provided by the provisions of Regulation S as promulgated under the Securities Act, and that the Shares may not be resold in the United States or to a US Person as defined in Regulation S, except pursuant to an effective registration statement or an exemption from the registration provisions of the Securities Act as evidenced by an opinion of counsel acceptable to LBAO, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely.

(c) Each Shareholder who is not a U.S. Person further acknowledges that this Agreement is not intended as a plan or scheme to evade the registration requirements of the Securities Act.

(d) Each such Shareholder who is not a U.S. Person further represents and warrants to LBAO that (a) he, she or it resides at the address specified next to his, her or its name on Appendix A; (b) all offers and sales of the Shares shall be made in compliance with all applicable laws of any applicable jurisdiction and, particularly, in accordance with Rules 903 and 904, as applicable, of Regulation S or pursuant to registration of the Shares under the Securities Act or pursuant to an exemption from registration. In any case, none of the Shares have been and will be offered or sold by the Shareholder to, or for the account or benefit of a U.S. Person or within the United States until after the end of a six-month period commencing on the date on which this Agreement is signed (the “Distribution Compliance Period”), except pursuant to an effective registration statement as to Shares or an applicable exemption from the registration requirements of the Securities Act,

(e) Each Shareholder who is not a U.S. Person represents and warrants to LBAO that the Shares have not been offered to such Shareholder in the United States and the individuals making the decision to purchase the Shares and executing and delivering this Agreement on behalf of such Shareholder were not in the United States when the decision was made and this Agreement was executed and delivered.

(f) Each Shareholder who is not a U.S. Person agrees that he, she or it will not engage in any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Shares.

(g) If the Shareholder is not a U.S. Person, then neither such Shareholder nor any of his, her or its affiliates will directly or indirectly maintain any short position, purchase or sell put or call options or otherwise engage in any hedging activities in any of the Shares or any other securities of LBAO until after the end of the Distribution Compliance Period, and acknowledges that such activities are prohibited by Regulation S.

ARTICLE III

Representations and Warranties of Bangtong International

Subject to the exceptions set forth in the letter delivered from Bangtong International to LBAO concurrently herewith (the “Bangtong International Disclosure Letter”) (regardless of whether or not the Bangtong International Disclosure Letter is referenced below with respect to any particular representation or warranty), Bangtong International represents and warrants to LBAO as follows.

3.1. Organization, Standing and Power. Each of Bangtong International and its subsidiaries and affiliated entity is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Bangtong International and its subsidiaries and affiliated entities taken as a whole, a material adverse effect on the ability of Bangtong International to perform its obligations under this Agreement or on the ability of Bangtong International to consummate the Transactions (a “Bangtong International Material Adverse Effect”). Each of Bangtong International and its subsidiaries and affiliated entities is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Bangtong International Material Adverse Effect. Bangtong International has delivered to LBAO or its counsel true and complete copies of the organizational documents and constituent instruments of Bangtong International.

3.2. Subsidiaries; Affiliated Entity; Equity Interests. The Bangtong International Disclosure Letter lists each subsidiary and affiliated entity of Bangtong International and its jurisdiction of organization. All the outstanding shares of capital stock or equity interests of each subsidiary and affiliated entity have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Bangtong International or by another subsidiary or another affiliated entity unless otherwise indicated on the Bangtong International Disclosure Letter.

3.3. Capital Structure. The authorized capitalization of Bangtong International consists of 72,720,000 Ordinary Shares, 72,720,000 of which are issued and outstanding. Except as set forth above or in the Bangtong International Disclosure Letter, no shares of capital stock or other voting securities of Bangtong International are issued, reserved for issuance or outstanding. Except as set forth in the Bangtong International Disclosure Letter, all outstanding shares of Bangtong International are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable corporate laws, the memorandum and articles of association and such other constituent instruments of Bangtong International, or any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (each, a “Contract”) to which Bangtong International is a party or otherwise bound. As of the date of this Agreement, except as set forth in the Bangtong International Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Bangtong International or any of its subsidiaries or affiliated entities is a party or by which any of them is bound.

3.4. Authority; Execution and Delivery; Enforceability. Bangtong International has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Bangtong International of this Agreement and the consummation by Bangtong International of the Transactions have been duly authorized and approved by the Board of Directors or other governing body of Bangtong International and no other corporate proceedings on the part of Bangtong International are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Bangtong International in accordance with its terms.

3.5. No Conflicts; Consents.

(a) The execution and delivery by Bangtong International of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, any provision of (i) the organizational documents or constituent instruments of Bangtong International or the comparable charter or organizational documents of any of its subsidiaries or affiliated entities, (ii) any Contract to which Bangtong International or any of its subsidiaries or affiliated entities is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Bangtong International or any of its subsidiaries or affiliated entities or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Bangtong International Material Adverse Effect.

(b) Except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Bangtong International or any of its subsidiaries or affiliated entities in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

ARTICLE IV

Representations and Warranties of LBAO

LBAO represents and warrants as follows to Bangtong International and the Shareholders.

4.1. Organization, Standing and Power. LBAO is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on LBAO, a material adverse effect on the ability of LBAO to perform its obligations under this Agreement or on the ability of LBAO to consummate the Transactions (a “LBAO Material Adverse Effect”). LBAO is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a LBAO Material Adverse Effect. LBAO has delivered to Bangtong International or its counsel true and complete copies of the articles of incorporation and bylaws of LBAO.

4.2. Subsidiaries; Equity Interests. LBAO does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3. Capital Structure. The authorized capital stock of LBAO consists of 1,980,000,000 shares of Common Stock, and 20,000,000 shares of preferred stock, $0.001 par value per share. As of the date hereof (a) 11,600,000 shares of Common Stock are issued and outstanding, (b) no shares of LBAO’s preferred stock are issued and outstanding and (c) no shares of LBAO’s Common Stock or preferred stock are held by LBAO in its treasury. As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which LBAO is a party or by which it is bound (a) obligating LBAO to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, LBAO, (b) obligating LBAO to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of LBAO.

4.4. Authority; Execution and Delivery; Enforceability. The execution and delivery by LBAO of this Agreement and the consummation by LBAO of the Transactions have been duly authorized and approved by the Board of Directors of LBAO and no other corporate proceedings on the part of LBAO are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of LBAO, enforceable against LBAO in accordance with the terms hereof.

4.5. No Conflicts; Consents.

(a) The execution and delivery by LBAO of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of LBAO under, any provision of (i) the articles of incorporation or bylaws of LBAO, (ii) any material Contract to which LBAO is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material order or material Law applicable to LBAO or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a LBAO Material Adverse Effect.

(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to LBAO in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

ARTICLE V

Termination

5.1. Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) LBAO, Bangtong International and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) LBAO may terminate this Agreement by giving written notice to Bangtong International and the Shareholders at any time prior to the Closing in the event Bangtong International or any of the Stockholders have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, LBAO has notified Bangtong International and/or the Shareholders of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; and

(c) Bangtong International may terminate this Agreement by giving written notice to LBAO at any time prior to the Closing in the event LBAO has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Bangtong International has notified LBAO of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach

5.2. Effect of Termination. If any Party terminates this Agreement pursuant to Section 5.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

ARTICLE VI

Conditions to Closing

6.1. Bangtong International and Shareholders Conditions Precedent. The obligation of Bangtong International and the Shareholders to consummate and effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following:

(a) Representations and Covenants. The representations and warranties of LBAO contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. LBAO shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by LBAO on or prior to the Closing Date.

(b) No Material Adverse Change. Since the date of execution of this Agreement, there shall not have been any occurrence, event, incident, action, failure to act, or transaction, which has had or is reasonably likely to cause a LBAO Material Adverse Effect.

(c) Consent. Bangtong International shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(d) Release of Stock Certificates Representing the Shares. At the Closing, LBAO shall release the certificates or other instruments representing the Shares to the Shareholders as specified on Annex A to this Agreement.

(e) Secretary’s Certificate. LBAO shall have delivered to Bangtong International a certificate, signed by its Secretary, certifying that the attached copies of its articles of incorporation and bylaws, each as in effect at the Closing and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(f) Super 8-K Filing. LBAO shall have provided Bangtong International and the Shareholders with reasonable assurances that LBAO will be able to file a current report on Form 8-K within four (4) business days following the Closing Date containing the requisite audited and unaudited financial statements and the requisite Form 10-type disclosure regarding Bangtong International (the “Super 8-K”).

6.2. LBAO Conditions Precedent. The obligation of LBAO to consummate and effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following:

(a) Representations and Covenants. The representations and warranties of Bangtong International and the Shareholders contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Bangtong International and the Shareholders shall each have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

(b) No Material Adverse Change. Since the date of execution of this Agreement, there shall not have been any occurrence, event, incident, action, failure to act, or transaction, which has had or is reasonably likely to cause a Bangtong International Material Adverse Effect.

(c) Consent. LBAO shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(d) Secretary’s Certificate. Bangtong International shall have delivered to LBAO a certificate, signed by its director or an officer, certifying that the attached copies of its memorandum and articles of association and such other constituent instruments, each as in effect at the Closing and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(e) Share Transfer Documents. At or prior to the Closing, each Shareholder shall have delivered to LBAO certificate(s) representing its Bangtong International Shares, accompanied by an executed stock power or similar transfer documentation for transfer by the Shareholder of its Bangtong International Shares to LBAO.

(f) Delivery of Audit Report and Financial Statements. Bangtong International shall have completed the requisite audited financial statements and if applicable, unaudited interim financial statements and shall have received the relevant audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board, as required to be included in the Super 8-K.

ARTICLE VII

Covenants

7.1. Blue Sky Laws. LBAO shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Common Stock in connection with this Agreement.

7.2. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

7.3. Filing of Super 8-K. Bangtong International shall cause LBAO to shall file, within four (4) business days of the Closing Date, the Super 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited and unaudited, if applicable, consolidated financial statements and the requisite Form 10 disclosure regarding Bangtong International and its subsidiaries and affiliated entities.

7.4. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

7.5. Conduct of Business. During the period from the date hereof through the Closing Date, LBAO and Bangtong International shall carry on their respective businesses in the ordinary course consistent with past practice.

7.6. Issuance and Escrow of Shares. Within ten business days from the date hereof, LBAO shall cause its transfer agent to issue the Shares to the Shareholders as specified on Annex A to this Agreement. The certificates or other instruments representing such Shares shall bear a legend as set forth in Section 2.11 and shall be retained in LBAO’s possession and shall be deemed to be in the full control of LBAO until the Closing. Each of Shareholders acknowledges and agrees that until the release of the Shares at the Closing referred to in Section 6.1(d), no right to vote or receive dividends or any other rights as a shareholder exists with respect to the Shares.

ARTICLE VIII

Miscellaneous

8.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to LBAO, to:

Luboa Group, Inc.

2nd Floor, Area A, #59 Longjing 2nd Rd, Baocheng Block 3,

Baoan District, Shenzhen, China 518000

Attention: President

If to Bangtong International, to:

Bangtong Technology International Limited

Door 6, No. 79-33, Ta Wan Street,

Huanggu District, Shenyang, China 110035

Attention: President

with a copy to:

BEVILACQUA PLLC

1050 Connecticut Avenue, NW, Suite 500

Washington, DC 20036

Attention: Kevin (Qixiang) Sun, Esq.

If to the Shareholders at the addresses set forth on Annex A.

8.2. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Bangtong International, LBAO and Shareholders holding a majority in interest of the Bangtong International Shares. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of this Agreement and any other documents or agreements executed in connection with the Transactions unless the same consideration is also offered to all Shareholders then holding the Shares.

8.3. Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, LBAO shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to LBAO of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, LBAO may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.4. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, LBAO and Bangtong International will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.5. Independent Nature of Shareholders’ Obligations and Rights. The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement. The decision of each Shareholder to acquire the Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Shareholder acknowledges that no other Shareholder has acted as agent for such Shareholder in connection with making its investment hereunder and that no Shareholder will be acting as agent of such Shareholder in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement. Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose. Each of Bangtong International and LBAO acknowledges that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.

8.6. Limitation of Liability. Notwithstanding anything herein to the contrary, each of LBAO and Bangtong International acknowledges and agrees that the liability of a Shareholder arising directly or indirectly under this Agreement and any other documents or agreements executed in connection with the Transactions of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

8.7. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.9. Counterparts; Electronic Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.10. Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Bangtong International Disclosure Letter and the other agreements and documents referred to herein, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

8.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LUBOA GROUP, INC.

By:	/s/ Feng Jiang
Name:	Feng Jiang
Title:	President

BANGTONG TECHNOLOGY INTERNATIONAL LIMTED

By:	/s Xianyi Hao
Name:	Xianyi Hao
Title:	Director

SHAREHOLDERS:

FOR INDIVIDUALS:		FOR ENTITIES:		FOR ENTITIES:

Xianyi Hao		Guanhua International Limited		Zhengyu International Limited
Print Name		Print Name of Entity		Print Name of Entity

/s/ Xianyi Hao	By:	/s/ Chunrong Jin	By:	/s/ Xiaming Jin
Signature		Signature of Authorized Signatory		Signature of Authorized Signatory

		Chunrong Jin		Xiaming Jin
		Print Name of Authorized Signatory		Print Name of Authorized Signatory

		Director		Director
		Print Title of Authorized Signatory		Print Title of Authorized Signatory

SHAREHOLDERS:

	FOR ENTITIES:		FOR ENTITIES:

	Wanbo International Limited		Zhuohong International Development Limited
	Print Name of Entity		Print Name of Entity

By:	/s/ Bo Fang	By:	/s/ Ke Li
	Signature of Authorized Signatory		Signature of Authorized Signatory

	Bo Fang		Ke Li
	Print Name of Authorized Signatory		Print Name of Authorized Signatory

	Director		Director
	Print Title of Authorized Signatory		Print Title of Authorized Signatory

[Signature Page 2 of 2 to Share Exchange Agreement]

ANNEX A

Schedule of Shares Exchanged

Name Shareholder	Address	Number of Bangtong International Ordinary Shares to be Exchanged	Number of Shares of Common Stock of LBAO to be Received
Xianyi Hao	1-28-1, No. 222-3 Nujiang North Street, Yuhong District, Shenyang City, China 110035	1,003,536	1,380,000
Guanhua International Limited	Room 804, Unit 2, No. 24, liu Jing Street, Zhen Xing District, Dandong City, Liaoning Province, China 118000	5,439,456	7,480,000
Zhengyu International Limited	No. 18, Ma Che Gang Road, Luo Shan Village, Zai Dao Town, Wuyi County, Zhejiang Province, China 321200	7,475,616	10,280,000
Wanbo International Limited	1 Group 20-1-1, East Cultural Road, Baita District, Liaoyang City, Liaoning Province, China 111000	20,397,960	28,050,000
Zhuohong International Development Limited	No. 301, Unit 1, Building 14-1, West Ten Road, Xinfu District, Fushun City, Liaoning Province, China 113006	38,403,432	52,810,000
TOTALS		72,720,000	100,000,000